Exhibit 99.1
Kraft Foods Group, Inc.
In this report, “Kraft Foods Group,” “we,” “us,” and “our” refers to Kraft Foods Group, Inc.

Item 8. Financial Statements and Supplementary Data.
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Kraft Foods Group, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kraft Foods Group, Inc. and its subsidiaries at December 27, 2014 and December 28, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
February 19, 2015, except for the effects of the changes in the composition of reportable segments described in Notes 4, 5 and 15 to the consolidated financial statements, as to which the date is August 10, 2015, and the effects of the inclusion of guarantee information discussed in Note 17 to the consolidated financial statements, as to which the date is July 7, 2016.

Kraft Foods Group, Inc.
Consolidated Statements of Earnings
(in millions of U.S. dollars, except per share data)

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
Net revenues	$18,205	$18,218	$18,271
Cost of sales	13,360	11,395	12,499
Gross profit	4,845	6,823	5,772
Selling, general and administrative expenses	2,956	2,124	2,961
Asset impairment and exit costs	(1)	108	141
Operating income	1,890	4,591	2,670
Interest and other expense, net	(484)	(501)	(258)
Royalty income from Mondelēz International	—	—	41
Earnings before income taxes	1,406	4,090	2,453
Provision for income taxes	363	1,375	811
Net earnings	$1,043	$2,715	$1,642
Per share data:
Basic earnings per share	$1.75	$4.55	$2.77
Diluted earnings per share	$1.74	$4.51	$2.75
Dividends declared	$2.15	$2.05	$0.50
See accompanying notes to the consolidated financial statements.

Kraft Foods Group, Inc.
Consolidated Statements of Comprehensive Earnings
(in millions of U.S. dollars)

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
Net earnings	$1,043	$2,715	$1,642
Other comprehensive (losses) / earnings:
Currency translation adjustment	(91)	(68)	36
Postemployment benefits:
Prior service credits arising during the period	58	31	—
Amortization of prior service credits and other amounts reclassified from accumulated other comprehensive losses	(20)	(22)	(6)
Tax (expense) / benefit	(14)	(3)	2
Derivatives accounted for as hedges:
Net derivative gains / (losses)	90	33	(322)
Amounts reclassified from accumulated other comprehensive losses	(84)	4	112
Tax (expense) / benefit	(2)	(14)	80
Total other comprehensive losses	(63)	(39)	(98)
Comprehensive earnings	$980	$2,676	$1,544
See accompanying notes to the consolidated financial statements.

Kraft Foods Group, Inc.
Consolidated Balance Sheets
(in millions of U.S. dollars)

	December 27, 2014	December 28, 2013
ASSETS
Cash and cash equivalents	$1,293	$1,686
Receivables (net of allowances of $21 in 2014 and $26 in 2013)	1,080	1,048
Inventories	1,775	1,616
Deferred income taxes	384	360
Other current assets	259	198
Total current assets	4,791	4,908
Property, plant and equipment, net	4,192	4,115
Goodwill	11,404	11,505
Intangible assets, net	2,234	2,229
Other assets	326	391
TOTAL ASSETS	$22,947	$23,148
LIABILITIES
Current portion of long-term debt	$1,405	$4
Accounts payable	1,537	1,548
Accrued marketing	511	685
Accrued employment costs	163	184
Dividends payable	324	313
Accrued postretirement health care costs	192	197
Other current liabilities	641	479
Total current liabilities	4,773	3,410
Long-term debt	8,627	9,976
Deferred income taxes	340	662
Accrued pension costs	1,105	405
Accrued postretirement health care costs	3,399	3,080
Other liabilities	338	428
TOTAL LIABILITIES	18,582	17,961
Commitments and Contingencies (Note 11)
EQUITY
Common stock, no par value (5,000,000,000 shares authorized; 601,402,816 shares issued at December 27, 2014 and 596,843,449 at December 28, 2013)	—	—
Additional paid-in capital	4,678	4,434
Retained earnings	1,045	1,281
Accumulated other comprehensive losses	(562)	(499)
Treasury stock, at cost	(796)	(29)
TOTAL EQUITY	4,365	5,187
TOTAL LIABILITIES AND EQUITY	$22,947	$23,148
See accompanying notes to the consolidated financial statements.

Kraft Foods Group, Inc.
Consolidated Statements of Equity
(in millions of U.S. dollars, except per share data)

	Common Stock	Additional Paid-in Capital	Parent Company Investment	Retained Earnings / (Deficit)	Accumulated Other Comprehensive Losses	Treasury Stock	Total Equity
Balance at December 31, 2011	$—	$—	$16,713	$—	$(125)	$—	$16,588
Comprehensive earnings / (losses):
Net earnings	—	—	1,552	90	—	—	1,642
Other comprehensive losses, net of income taxes	—	—	—	—	(98)	—	(98)
Consummation of spin-off transaction on October 1, 2012	—	4,208	(7,670)	—	(233)	—	(3,695)
Net transfers to / from Mondelēz International	—	—	(10,595)	—	(4)	—	(10,599)
Exercise of stock options, issuance of other stock awards, and other	—	32	—	—	—	(2)	30
Dividends declared ($0.50 per share)	—	—	—	(296)	—	—	(296)
Balance at December 29, 2012	$—	$4,240	$—	$(206)	$(460)	$(2)	$3,572
Comprehensive earnings / (losses):
Net earnings	—	—	—	2,715	—	—	2,715
Other comprehensive losses, net of income taxes	—	—	—	—	(39)	—	(39)
Exercise of stock options, issuance of other stock awards, and other	—	194	—	—	—	(27)	167
Dividends declared ($2.05 per share)	—	—	—	(1,228)	—	—	(1,228)
Balance at December 28, 2013	$—	$4,434	$—	$1,281	$(499)	$(29)	$5,187
Comprehensive earnings / (losses):
Net earnings	—	—	—	1,043	—	—	1,043
Other comprehensive losses, net of income taxes	—	—	—	—	(63)	—	(63)
Exercise of stock options, issuance of other stock awards, and other	—	244	—	—	—	(21)	223
Repurchase of common stock under share repurchase program	—	—	—	—	—	(746)	(746)
Dividends declared ($2.15 per share)	—	—	—	(1,279)	—	—	(1,279)
Balance at December 27, 2014	$—	$4,678	$—	$1,045	$(562)	$(796)	$4,365
See accompanying notes to the consolidated financial statements.

Kraft Foods Group, Inc.
Consolidated Statements of Cash Flows
(in millions of U.S. dollars)

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,043	$2,715	$1,642
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	385	393	428
Stock-based compensation expense	95	65	54
Deferred income tax provision	(361)	708	470
Asset impairments	—	28	28
Market-based impacts to postemployment benefit plans	1,341	(1,561)	223
Other non-cash expense, net	67	138	159
Change in assets and liabilities:
Receivables, net	(22)	35	220
Inventories	(53)	235	21
Accounts payable	45	45	(241)
Other current assets	(41)	(9)	(61)
Other current liabilities	(164)	(217)	205
Change in pension and postretirement assets and liabilities, net	(315)	(532)	(113)
Net cash provided by operating activities	2,020	2,043	3,035
CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES
Capital expenditures	(535)	(557)	(440)
Proceeds from sale of property, plant and equipment	2	131	18
Other investing activities	(2)	—	—
Net cash used in investing activities	(535)	(426)	(422)
CASH (USED IN) / PROVIDED BY FINANCING ACTIVITIES
Dividends paid	(1,266)	(1,207)	—
Repurchase of common stock under share repurchase program	(740)	—	—
Proceeds from stock option exercises	115	96	14
Long-term debt proceeds	—	—	5,963
Net transfers to Mondelēz International	—	—	(7,210)
Other financing activities	25	(60)	(125)
Net cash used in financing activities	(1,866)	(1,171)	(1,358)
Effect of exchange rate changes on cash and cash equivalents	(12)	(15)	—
Cash and cash equivalents:
(Decrease) / increase	(393)	431	1,255
Balance at beginning of period	1,686	1,255	—
Balance at end of period	$1,293	$1,686	$1,255

Cash paid:
Interest	$487	$481	$152
Income taxes	$745	$799	$236
See accompanying notes to the consolidated financial statements.

Kraft Foods Group, Inc.
Notes to Consolidated Financial Statements
Note 1.  Summary of Significant Accounting Policies
Description of Business:
Kraft Foods Group, Inc. (“Kraft Foods Group,” “we,” “us,” and “our”) manufactures and markets food and beverage products, including cheese, meats, refreshment beverages, coffee, packaged dinners, refrigerated meals, snack nuts, dressings, and other grocery products, primarily in the United States and Canada. Our product categories span breakfast, lunch, and dinner meal occasions.
On October 1, 2012, Mondelēz International, Inc. (“Mondelēz International,” formerly known as Kraft Foods Inc.) created us as an independent public company through a spin-off of its North American grocery business to Mondelēz International’s shareholders (the “Spin-Off”). Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders. Holders of Mondelēz International common stock received one share of Kraft Foods Group common stock for every three shares of Mondelēz International common stock held on September 19, 2012.
Principles of Consolidation:
The consolidated financial statements include Kraft Foods Group, as well as our wholly-owned subsidiaries. All intercompany transactions are eliminated. Our period end date for financial reporting purposes is the last Saturday of the fiscal year, which aligns with the financial close dates of our operating segments.
Prior to the Spin-Off on October 1, 2012, our financial statements were prepared on a stand-alone basis and were derived from the consolidated financial statements and accounting records of Mondelēz International. Our financial statements included certain expenses of Mondelēz International that were allocated to us for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives, and stock-based compensation. These expenses were allocated in our historical results of operations on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, operating income, or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations were not necessarily indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future, and may differ substantially from the allocations we agreed to in the various separation agreements.
Use of Estimates:
We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make accounting policy elections, estimates, and assumptions that affect a number of amounts in our consolidated financial statements. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a material effect on our consolidated financial statements.
Cash and Cash Equivalents:
Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.
Inventories:
Inventories are stated at the lower of cost or market. We value all our inventories using the average cost method.
Long-Lived Assets:
Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and improvements over periods up to 40 years. Capitalized software costs are included in property, plant and equipment and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed seven years.

We review long-lived assets for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. Such conditions include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
Goodwill and Intangible Assets:
We test goodwill and indefinite-lived intangible assets for impairment at least annually in the fourth quarter or when a triggering event occurs. The first step of the goodwill impairment test compares the reporting unit’s estimated fair value with its carrying value. We estimate a reporting unit’s fair value using planned growth rates, market-based discount rates, estimates of residual value, and estimates of market multiples. If the carrying value of a reporting unit’s net assets exceeds its fair value, the second step would be applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill would be considered impaired and would be reduced to its implied fair value.

We test indefinite-lived intangible assets for impairment by comparing the fair value of each intangible asset with its carrying value. Fair value of indefinite-lived intangible assets is determined using planned growth rates, market-based discount rates, and estimates of royalty rates. If the carrying value exceeds fair value, the intangible asset would be considered impaired and would be reduced to fair value.

Estimating the fair value of individual reporting units or intangible assets requires us to make assumptions and estimates regarding our future plans, as well as industry and economic conditions. These assumptions and estimates include projected revenues and income, interest rates, cost of capital, royalty rate, and tax rates.
Insurance and Self-Insurance:
We use a combination of insurance and self-insurance for a number of risks, including workers' compensation, general liability, automobile liability, product liability, and our obligation for employee health care benefits. We estimate the liabilities associated with these risks by considering historical claims experience and other actuarial assumptions.
Revenue Recognition:
We recognize revenues when title and risk of loss pass to our customers. We record revenues net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. We also record provisions for estimated product returns and customer allowances as reductions to revenues within the same period that the revenue is recognized. We base these estimates principally on historical and current period experience, however, it is reasonably likely that actual experiences will vary from the estimates we make.
Marketing and Research and Development:
We promote our products with advertising and consumer promotions, consumer incentives, and trade promotions. Consumer incentives and trade promotions include, but are not limited to, discounts, coupons, rebates, in-store display incentives, and volume-based incentives. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates.
For interim reporting purposes, we charge advertising and consumer promotion expenses to operations as a percentage of volume, based on estimated volume and related expense for the full year. We review and adjust these estimates each quarter based on actual experience and other information. Advertising expense was $652 million in 2014, $747 million in 2013, and $640 million in 2012. We record marketing expense in selling, general and administrative expense, except for consumer incentives and trade promotions, which are recorded in net revenues.
We expense costs as incurred for product research and development within selling, general and administrative expenses. Research and development expense was $149 million in 2014, $142 million in 2013, and $143 million in 2012. The amounts disclosed in prior periods have been revised to exclude market-based impacts to postemployment benefit plans and certain other costs that are not directly associated with our research and development activities. The impacts of these revisions to the disclosure were not material to any prior period.

Environmental Costs:
We are subject to various laws and regulations in the United States and Canada relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted based on new information or as circumstances change. We record recoveries of environmental remediation costs from third parties as assets when we believe these amounts are receivable. As of December 27, 2014, we were involved in 56 active proceedings in the United States under the Comprehensive Environmental Response, Compensation and Liability Act (and other similar state actions and legislation) related to our current operations and certain closed, inactive or divested operations for which we retain liability.
As of December 27, 2014, we had accrued an amount we deemed appropriate for environmental remediation. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial condition or results from operations. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.
Postemployment Benefit Plans:
We provide a range of benefits to our eligible employees and retirees. These include defined benefit pension, postretirement health care, defined contribution, and multiemployer pension and medical benefits. Our pension, postretirement, and other postemployment (collectively, “postemployment”) benefit plans cover most salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees.
We account for defined benefit costs using a mark-to-market policy. Under this accounting method, we recognize net actuarial gains or losses and changes in the fair value of plan assets in cost of sales and selling, general and administrative expenses immediately upon remeasurement, which is at least annually.
Financial Instruments:
As we operate primarily in North America but source our commodities on global markets and periodically enter into financing or other arrangements abroad, we use a variety of risk management strategies and financial instruments to manage commodity price, foreign currency exchange rate, and interest rate risks. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. One way we do this is through actively hedging our risks through the use of derivative instruments. As a matter of policy, we do not use highly leveraged derivative instruments, nor do we use financial instruments for speculative purposes.
Derivatives are recorded on our consolidated balance sheets at fair value, which fluctuates based on changing market conditions.
Certain derivatives are designated as cash flow hedges and qualify for hedge accounting treatment, while others do not qualify and are marked to market through earnings. For cash flow hedges, changes in fair value are deferred in accumulated other comprehensive earnings / (losses) within equity until the underlying hedged items are recognized in net earnings. Accordingly, we record deferred cash flow hedge gains or losses in cost of sales when the related inventory is sold and in interest and other expense, net, when the related debt interest expense is recorded. Cash flows from derivative instruments are also classified in the same manner as the underlying hedged items in the consolidated statement of cash flows. For additional information on derivative activity within our operating results, see Note 10, Financial Instruments.
To qualify for hedge accounting, a specified level of hedging effectiveness between the hedging instrument and the item being hedged must be achieved at inception and maintained throughout the hedged period. Any hedging ineffectiveness is recognized in net earnings when the change in the value of the hedge does not offset the change in the value of the underlying hedged item. We formally document our risk management objectives, strategies for undertaking the various hedge transactions, the nature of and relationships between the hedging instruments and hedged items, and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, we specifically identify the significant characteristics and expected terms of the forecasted transactions. If it becomes probable that a forecasted transaction will not occur, the hedge will no longer be effective and all of the derivative gains or losses would be recognized in earnings in the current period.

Unrealized gains and losses on our derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our derivatives designated as hedging instruments, are recorded in Corporate until realized. Once realized, the gains and losses are recorded within the applicable segment operating results.
When we use financial instruments, we are exposed to credit risk that a counterparty might fail to fulfill its performance obligations under the terms of our agreement. We minimize our credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty, and monitoring the financial condition of our counterparties. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration of greater than one year be governed by an International Swaps and Derivatives Association master agreement. We are also exposed to market risk as the value of our financial instruments might be adversely affected by a change in foreign currency exchange rates, commodity prices, or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use and the degree of market risk that we hedge with derivative instruments.
Commodity cash flow hedges – We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. We enter into commodity forward contracts primarily for coffee beans, meat products, sugar, wheat, and dairy products. Commodity forward contracts generally are not subject to the accounting requirements for derivative instruments and hedging activities under the normal purchases exception. We also use commodity futures and options to hedge the price of certain commodity costs, including dairy products, coffee beans, meat products, wheat, corn products, soybean oils, sugar, and natural gas. Some of these derivative instruments are highly effective and qualify for hedge accounting treatment. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure.
Foreign currency cash flow hedges – We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. These instruments may include forward foreign exchange contracts and foreign currency options. We primarily use these instruments to hedge our exposure to the Canadian dollar. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.
Interest rate cash flow hedges – We use derivative instruments, including interest rate swaps, as part of our interest rate risk management strategy. We primarily use interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.
Income Taxes:
We recognize income taxes based on amounts refundable or payable for the current year and record deferred tax assets or liabilities for any difference between U.S. GAAP accounting and tax reporting. We also recognize deferred tax assets for temporary differences, operating loss carryforwards, and tax credit carryforwards. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities, and expectations about future outcomes. Realization of certain deferred tax assets, primarily net operating loss and other carryforwards, is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods. See Note 12, Income Taxes, for additional information.
We apply a more-likely-than-not threshold to the recognition and derecognition of uncertain tax positions. Accordingly, we recognize the amount of tax benefit that has a greater than 50 percent likelihood of being ultimately realized upon settlement. Future changes in judgment related to the expected ultimate resolution of uncertain tax positions will affect earnings in the quarter of such change.
New Accounting Pronouncements:
In April 2014, the Financial Accounting Standards Board (the "FASB") issued an accounting standard update ("ASU") that modified the criteria for reporting the disposal of a component of an entity as discontinued operations. In addition, the ASU requires additional disclosures about discontinued operations. The ASU will be effective for all disposals of components of an entity that occur during our fiscal year 2015 and thereafter. We do not expect the adoption of this guidance to have a material impact on our financial statements and related disclosures.

In May 2014, the FASB issued an ASU that supersedes existing revenue recognition guidance. Under the new ASU, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU will be effective beginning in the first quarter of our fiscal year 2017. Early adoption is not permitted. We are currently evaluating the impact that this ASU will have on our financial statements and related disclosures.
Note 2.  Inventories
Inventories at December 27, 2014 and December 28, 2013 were:

	December 27, 2014	December 28, 2013
	(in millions)
Raw materials	$481	$453
Work in process	296	294
Finished product	998	869
Inventories	$1,775	$1,616
Note 3.  Property, Plant and Equipment
Property, plant and equipment at December 27, 2014 and December 28, 2013 were:

	December 27, 2014	December 28, 2013
	(in millions)
Land	$79	$72
Buildings and improvements	1,881	1,806
Machinery and equipment	5,619	5,584
Construction in progress	464	360
	8,043	7,822
Accumulated depreciation	(3,851)	(3,707)
Property, plant and equipment, net	$4,192	$4,115
In 2013, we sold and leased back two of our headquarters facilities for a loss of approximately $36 million. We received net proceeds of $101 million in connection with the sales.
Note 4.  Goodwill and Intangible Assets
Goodwill by reportable segment at December 27, 2014 and December 28, 2013 was:

	December 27, 2014	December 28, 2013
	(in millions)
Cheese	$3,000	$3,000
Beverages & Snack Nuts	2,460	2,460
Refrigerated Meals	985	985
Meal Solutions	3,046	3,046
International	1,061	1,151
Other Businesses	852	863
Goodwill	$11,404	$11,505
The change in Goodwill during 2014 of $101 million reflects the impact of foreign currency.
Intangible assets consist primarily of indefinite-lived trademarks. Amortizing intangible assets were insignificant in both periods presented.

We test goodwill and indefinite-lived intangible assets for impairment at least annually in the fourth quarter or when a triggering event occurs. There were no impairments of goodwill or intangible assets in 2014, 2013, or 2012. During our annual 2014 indefinite-lived intangible asset impairment test, we noted that a $958 million trademark and a $261 million trademark within Meal Solutions had excess fair values over their carrying values of less than 20%. While these trademarks passed the 2014 impairment test, if our projections of future operating income were to decline, or if valuation factors outside of our control, such as discount rates, change unfavorably, the estimated fair value of one or both of these trademarks could be adversely affected, leading to a potential impairment in the future.
Note 5.  Cost Savings Initiatives

Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities. Included within cost savings initiatives are activities related to the previously disclosed multi-year restructuring program (the "Restructuring Program"), which we completed as of December 27, 2014.
Total Cost Savings Initiatives Expenses:
We recorded expenses related to our cost savings initiatives in the consolidated financial statements as follows:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Restructuring costs - Asset impairment and exit costs	$(1)	$108	$141
Implementation costs - Cost of sales	12	77	97
Implementation costs - Selling, general and administrative expenses	—	65	34
Spin-Off transition costs - Selling, general and administrative expenses	4	32	31
Other cost savings initiatives expenses - Cost of sales	49	—	—
Other cost savings initiatives expenses - Selling, general and administrative expenses	43	8	—
	$107	$290	$303

Cost savings initiatives expenses are not included in the results of our reportable segments for management or segment reporting. However, the following table summarizes the total cost savings initiatives expenses related to our reportable segments:

	For the Year Ended December 27, 2014
	Restructuring Program
	Restructuring Costs	Implementation Costs	Spin-Off Transition Costs	Other Cost Savings Initiatives Expenses	Total
	(in millions)
Cheese	$1	$6	$—	$12	$19
Beverages & Snack Nuts	(2)	1	—	6	5
Refrigerated Meals	—	2	—	29	31
Meal Solutions	—	2	—	39	41
International	—	1	—	2	3
Other Businesses	—	—	—	3	3
Corporate expenses	—	—	4	1	5
Total	$(1)	$12	$4	$92	$107

	For the Year Ended December 28, 2013
	Restructuring Program
	Restructuring Costs	Implementation Costs	Spin-Off Transition Costs	Other Cost Savings Initiatives Expenses	Total
	(in millions)
Cheese	$26	$62	$—	$—	$88
Beverages & Snack Nuts	24	27	—	—	51
Refrigerated Meals	18	17	—	—	35
Meal Solutions	21	19	—	—	40
International	10	7	—	—	17
Other Businesses	9	10	—	—	19
Corporate expenses	—	—	32	8	40
Total	$108	$142	$32	$8	$290

	For the Year Ended December 29, 2012
	Restructuring Program
	Restructuring Costs	Implementation Costs	Spin-Off Transition Costs	Other Cost Savings Initiatives Expenses	Total
	(in millions)
Cheese	$26	$72	$—	$—	$98
Beverages & Snack Nuts	52	22	—	—	74
Refrigerated Meals	19	11	—	—	30
Meal Solutions	24	14	—	—	38
International	9	5	—	—	14
Other Businesses	11	7	—	—	18
Corporate expenses	—	—	31	—	31
Total	$141	$131	$31	$—	$303

Restructuring Program:
Our Restructuring Program included the following:

•	Restructuring costs that qualified for special accounting treatment as exit or disposal activities.

•
Implementation costs that were directly attributable to the Restructuring Program, but did not qualify for special accounting treatment as exit or disposal activities. These costs primarily related to reorganization costs associated with our sales function, our information systems infrastructure, and accelerated depreciation on assets.

•	Transition costs related to the Spin-Off. The Spin-Off transition costs consisted mostly of professional service fees within our finance, legal, and information systems functions.
At December 27, 2014, we incurred Restructuring Program costs of $600 million since the inception of the Restructuring Program. We spent $291 million in cash. We spent cash related to our Restructuring Program of $30 million in 2014, $150 million in 2013, and $111 million in 2012. We did not incur any non-cash costs in 2014. We incurred non-cash costs of $157 million in 2013 and $151 million in 2012.

Restructuring Costs Liability:
At December 27, 2014, the restructuring costs liability balance within other current liabilities was as follows:

Severance and Related Costs
(in millions)
Liability balance, December 28, 2013	$19
Restructuring costs	(1)
Cash spent on restructuring costs	(12)
Foreign exchange	(1)
Liability balance, December 27, 2014	$5
Note 6. Debt
Borrowing Arrangements:
On May 29, 2014, we entered into a new $3.0 billion five-year senior unsecured revolving credit facility that expires on May 29, 2019 unless extended. The credit facility enables us to borrow up to $3.0 billion, which may be increased by up to $1.0 billion in the aggregate with the agreement of the lenders providing any increased commitments. All committed borrowings under the facility bear interest at a variable annual rate based on the London Inter-Bank Offered Rate or a defined base rate, at our election, plus an applicable margin based on the ratings of our long-term senior unsecured indebtedness. The credit facility requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans) of at least $2.4 billion and also contains customary representations, covenants, and events of default. At December 27, 2014 and for the year ended December 27, 2014, no amounts were drawn on this credit facility. The credit facility replaced our $3.0 billion five-year credit agreement dated as of May 18, 2012.
Long-Term Debt:
Our long-term debt consists of the following at December 27, 2014 and December 28, 2013:

	December 27, 2014	December 28, 2013	Maturity Date	Fixed Interest Rate	Payment Period
	(in millions)
Senior unsecured notes	$1,000	$1,000	June 4, 2015	1.625%	Semiannually
Senior unsecured notes	400	400	June 15, 2015	7.550%	Semiannually
Senior unsecured notes	1,000	1,000	June 5, 2017	2.250%	Semiannually
Senior unsecured notes	1,035	1,035	August 23, 2018	6.125%	Semiannually
Senior unsecured notes	900	900	February 10, 2020	5.375%	Semiannually
Senior unsecured notes	2,000	2,000	June 6, 2022	3.500%	Semiannually
Senior unsecured notes	878	878	January 26, 2039	6.875%	Semiannually
Senior unsecured notes	787	787	February 9, 2040	6.500%	Semiannually
Senior unsecured notes	2,000	2,000	June 4, 2042	5.000%	Semiannually
Capital lease obligations	30	31
Other	2	(51)
Total debt	10,032	9,980
Current portion of long-term debt	(1,405)	(4)
Total long-term debt	$8,627	$9,976

At December 27, 2014, aggregate maturities of our long-term debt were (in millions):

2015	$1,406
2016	6
2017	1,006
2018	1,039
2019	3
Thereafter	6,616
Our long-term debt contains customary representations, covenants, and events of default. We were in compliance with all covenants at December 27, 2014.
Fair Value of Our Debt:
At December 27, 2014, the aggregate fair value of our total debt was $11.0 billion as compared with the carrying value of $10.0 billion. We determined the fair value of our long-term debt using Level 1 quoted prices in active markets for the publicly traded debt obligations.
Interest and Other Expense, Net:
Interest and other expense, net was $484 million in 2014, $501 million in 2013, and $258 million in 2012. Other expense within interest and other expense, net was insignificant for all periods presented.
Note 7.  Capital Stock
Our Amended and Restated Articles of Incorporation authorize the issuance of up to 5.0 billion shares of common stock and 500 million shares of preferred stock.
Shares of common stock issued, in treasury and outstanding were:

	Shares Issued	Treasury Shares	Shares Outstanding
Consummation of Spin-Off on October 1, 2012	592,257,298	—	592,257,298
Exercise of stock options, issuance of other stock awards and other	526,398	(19,988)	506,410
Balance at December 29, 2012	592,783,696	(19,988)	592,763,708
Exercise of stock options, issuance of other stock awards and other	4,059,753	(589,011)	3,470,742
Balance at December 28, 2013	596,843,449	(608,999)	596,234,450
Shares of common stock repurchased	—	(13,073,863)	(13,073,863)
Exercise of stock options, issuance of other stock awards and other	4,559,367	(388,010)	4,171,357
Balance at December 27, 2014	601,402,816	(14,070,872)	587,331,944
At December 27, 2014, we had approximately 0.3 million shares of restricted stock outstanding that were issued to current and former employees. There were no preferred shares issued or outstanding at December 27, 2014, December 28, 2013 or December 29, 2012.
On December 17, 2013, our Board of Directors authorized a $3.0 billion share repurchase program with no expiration date. Under the share repurchase program, we are authorized to repurchase shares of our common stock in the open market or in privately negotiated transactions. The timing and amount of share repurchases are subject to management's evaluation of market conditions, applicable legal requirements, and other factors. We are not obligated to repurchase any shares of our common stock and may suspend the program at our discretion. In 2014, we repurchased approximately 13.1 million shares in the aggregate for approximately $746 million under this program. Approximately $6 million of the $746 million was accrued at December 27, 2014 and settled in the subsequent month. No shares were repurchased under this program in 2013.

Note 8.  Stock Plans
Under the Kraft Foods Group, Inc. 2012 Performance Incentive Plan (the "2012 Plan"), we may grant eligible employees awards of stock options, stock appreciation rights, restricted stock, and restricted stock units (“RSUs”) as well as performance based long-term incentive awards (“Performance Shares”). In addition, we may grant shares of our common stock to members of the Board of Directors who are not our full-time employees under the 2012 Plan. We are authorized to issue a maximum of 72.0 million shares of our common stock under the 2012 Plan. Stock options and stock appreciation rights granted under the plan reduce the authorized shares available for issue at a ratio of one share per award granted. All other awards granted, such as restricted stock, RSUs, and Performance Shares, reduce the authorized shares available for issue at a ratio of three shares per award granted. At December 27, 2014, there were 32,293,456 shares available to be granted under the 2012 Plan. All stock awards are issued to employees from authorized shares of common stock.
Stock Options:
Stock options are granted with an exercise price equal to the market value of the underlying stock on the grant date, generally become exercisable in three annual installments beginning on the first anniversary of the grant date, and have a maximum term of ten years.
We account for our employee stock options under the fair value method of accounting using a modified Black-Scholes methodology to measure stock option expense at the grant date. The grant date fair value is amortized to expense over the vesting period. We recorded compensation expense related to stock options of $18 million in 2014, $18 million in 2013, and $5 million in 2012 subsequent to the Spin-Off. The deferred tax benefit recorded related to this compensation expense was $6 million in 2014, $6 million in 2013, and $2 million in 2012. The unamortized compensation expense related to our outstanding stock options was $15 million at December 27, 2014 and is expected to be recognized over a weighted average period of two years. Our weighted average Black-Scholes fair value assumptions were as follows:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Grant Date Fair Value
Kraft Foods Group grants
2014	1.84%	6 years	19.33%	3.57%	$6.16
2013	1.04%	6 years	19.40%	4.26%	$4.41
Mondelēz International grants
2012	1.16%	6 years	20.13%	3.08%	$4.78
The risk-free interest rate represents the constant maturity U.S. government treasuries rate with a remaining term equal to the expected life of the options. The expected life is the period over which our employees are expected to hold their options. Due to the lack of historical data, we use the Safe Harbor method which uses the weighted average vesting period and the contractual term of the options to calculate the expected life. Volatility reflects a blended approach which uses historical movements in our stock price and in our peer group for a period commensurate with the expected life of the options. Dividend yield is estimated over the expected life of the options based on our stated dividend policy.
The stock option awards granted in 2012 were prior to the Spin-Off. Therefore, we estimated the value of those awards based on Mondelēz International’s share price and assumptions.
A summary of stock option activity related to our shares for both our and Mondelēz International employees for the year ended December 27, 2014 is presented below. Stock option activity for the year ended December 27, 2014 was:

	Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 28, 2013	16,320,655	$35.26
Options granted	2,601,423	55.26
Options exercised	(3,610,773)	32.08
Options canceled	(441,139)	44.39
Balance at December 27, 2014	14,870,166	39.26	7 years	$367	million
Exercisable at December 27, 2014	9,666,165	34.02	6 years	$289	million

All awards granted prior to the Spin-Off have been adjusted to reflect the conversion as of the Spin-Off. With respect to the Mondelēz International stock options granted prior to the Spin-Off, the converted options retained the vesting schedule and expiration date of the original stock options.
The total intrinsic value of our stock options exercised was $93 million in 2014, $69 million in 2013, and $8 million in 2012 subsequent to the Spin-Off. Cash received from options exercised was $115 million in 2014, $96 million in 2013, and $15 million in 2012. The incremental tax benefit realized for the tax deductions from the option exercises totaled $22 million in 2014, $20 million in 2013, and $1 million in 2012.
Restricted Stock, RSUs, and Performance Shares:
We may grant shares of restricted stock or RSUs to eligible employees and directors, giving them, in most instances, all of the rights of shareholders, except that they may not sell, assign, pledge, or otherwise encumber the shares. Shares of restricted stock and RSUs granted to employees are subject to forfeiture if certain employment conditions are not met. Restricted stock and RSUs generally vest on the third anniversary of the grant date.
Performance Shares vest based on varying performance, market, and service conditions. Our Performance Shares pay accrued dividends at the time of vesting. Shares granted in connection with Mondelēz International’s long-term incentive plan prior to the Spin-Off do not pay dividends. The unvested shares have no voting rights.
The grant date fair value of the restricted stock, RSUs, and Performance Shares is amortized to earnings over the restriction period. We recorded compensation expense related to restricted stock, RSUs, and Performance Shares of $77 million in 2014, $47 million in 2013, and $11 million in 2012 subsequent to the Spin-Off. The deferred tax benefit recorded related to this compensation expense was $28 million in 2014, $17 million in 2013, and $4 million in 2012. The unamortized compensation expense related to our restricted stock, RSUs, and Performance Shares was $97 million at December 27, 2014 and is expected to be recognized over a weighted average period of two years.
Our restricted stock, RSU, and Performance Share activity for the year ended December 27, 2014 was:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Balance at December 28, 2013	4,149,797	$44.99
Granted	1,697,965	57.49
Vested	(1,424,627)	36.49
Forfeited	(365,483)	51.52
Balance at December 27, 2014	4,057,652	52.62
In February 2014, as part of our equity compensation program:

•	We granted 0.5 million RSUs with a grant date fair value of $55.17 per share.

•
We granted 0.8 million Performance Shares with a grant date fair value of $59.97 per share. These awards measure performance over a multi-year period, during which the employee may earn shares based on internal financial metrics and the performance of our stock relative to a defined peer group. We measured the grant date fair value using the Monte Carlo simulation model, which assists in estimating the probability of achieving the market conditions stipulated in the award grant.

•
We granted 0.1 million additional Performance Shares with a weighted average grant date fair value of $34.37 per share (based on the original 2011 award date), which vested immediately. We granted these shares based on the final business performance rating for the 2011-2013 award cycle. These shares were adjusted and converted into new equity awards using a formula designed to preserve the value of the awards immediately prior to the Spin-Off.

Also during 2014, we granted 0.3 million off-cycle RSUs and Performance Shares with a weighted average grant date fair value per share of $56.80.
During 2014, 1.4 million shares of restricted stock, RSUs, and Performance Shares vested with an aggregate fair value of $79 million.

Prior to the Spin-Off, our employees participated in various Mondelēz International stock-based compensation plans. As such, we were allocated stock-based compensation expense of $39 million in 2012 associated with these plans. In connection with the Spin-Off, we were required to reimburse Mondelēz International for their stock awards that were granted to our employees, and Mondelēz International was required to reimburse us for our stock awards that were granted to their employees. We settled the net amount we owed for this reimbursement of $55 million in March 2013.
Note 9.  Postemployment Benefit Plans
We provide a range of benefits to our employees and retirees. These include pension benefits, postretirement health care benefits, and other postemployment benefits, as follows:

•
Pension benefits – We provide pension coverage to certain U.S. and non-U.S. employees through separate plans. Local statutory requirements govern many of these plans. Salaried and non-union hourly employees hired prior to 2009 in the U.S. and 2011 in Canada are eligible to participate in our pension plans. We will freeze U.S. pension plans for U.S. salaried and non-union hourly employees who are currently earning pension benefits as of December 31, 2019 and non-U.S. pension plans for non-U.S. salaried and non-union hourly employees who are currently earning pension benefits as of December 31, 2023. We will calculate the pension benefits using the continuing pay and service through December 31, 2019 for the U.S. plans and December 31, 2023 for the non-U.S. plans. The pension benefits of our unionized workers are in accordance with the applicable collective bargaining agreement covering their employment.

•
Postretirement benefits – Our U.S. and Canadian subsidiaries provide health care and other postretirement benefits to most retirees. U.S. salaried and non-union hourly employees hired prior to 2004 and non-U.S. salaried and non-union hourly employees hired prior to 2007 are eligible to participate in our U.S. postretirement benefit plans. The postretirement benefits of our unionized workers are in accordance with the applicable collective bargaining agreement covering their employment.

•
Other postemployment benefits – Our other postemployment benefits consist primarily of severance. These plans cover most salaried and certain hourly employees, and their cost is charged to expense over the working life of the covered employees.

Pension Plans
Obligations and Funded Status:
The projected benefit obligations, plan assets, and funded status of our pension plans at December 27, 2014 and December 28, 2013 were:

	U.S. Plans		Non-U.S. Plans
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(in millions)
Benefit obligation at beginning of year	$5,978	$7,130	$1,267	$1,418
Service cost	84	100	14	21
Interest cost	287	287	55	55
Benefits paid	(518)	(316)	(80)	(79)
Actuarial losses / (gains)	1,160	(778)	153	(47)
Plan amendments	16	9	—	—
Currency	—	—	(101)	(98)
Settlements	(13)	(512)	—	—
Curtailments	—	(3)	—	(9)
Special termination benefits	—	61	—	1
Other	—	—	4	5
Benefit obligation at end of year	6,994	5,978	1,312	1,267
Fair value of plan assets at beginning of year	5,721	5,460	1,253	1,089
Actual return on plan assets	629	654	194	144
Contributions	145	435	16	181
Benefits paid	(518)	(316)	(80)	(79)
Currency	—	—	(101)	(82)
Settlements	(13)	(512)	—	—
Fair value of plan assets at end of year	5,964	5,721	1,282	1,253
Net pension liability recognized at end of year	$(1,030)	$(257)	$(30)	$(14)
The accumulated benefit obligation, which represents benefits earned to the measurement date, was $6,777 million at December 27, 2014 and $5,781 million at December 28, 2013 for the U.S. pension plans. The accumulated benefit obligation for the non-U.S. pension plans was $1,231 million at December 27, 2014 and $1,191 million at December 28, 2013.
The combined U.S. and non-U.S. pension plans resulted in a net pension liability of $1,060 million at December 27, 2014 and $271 million at December 28, 2013. We recognized these amounts in our consolidated balance sheets at December 27, 2014 and December 28, 2013 as follows:

	December 27, 2014	December 28, 2013
	(in millions)
Other assets	$64	$162
Other current liabilities	(19)	(28)
Accrued pension costs	(1,105)	(405)
	$(1,060)	$(271)

Certain of our U.S. and non-U.S. plans are underfunded based on accumulated benefit obligations in excess of plan assets. For these plans, the projected benefit obligations, accumulated benefit obligations, and the fair value of plan assets at December 27, 2014 and December 28, 2013 were:

	U.S. Plans		Non-U.S. Plans
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
	(in millions)
Projected benefit obligation	$6,994	$203	$55	$52
Accumulated benefit obligation	6,777	186	50	44
Fair value of plan assets	5,964	17	—	—
We used the following weighted average assumptions to determine our benefit obligations under the pension plans at December 27, 2014 and December 28, 2013:

	U.S. Plans		Non-U.S. Plans
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Discount rate	4.17%	4.94%	3.87%	4.56%
Rate of compensation increase	4.00%	4.00%	3.00%	3.00%
Components of Net Pension Cost / (Benefit):
Net pension cost / (benefit) consisted of the following for the years ended December 27, 2014, December 28, 2013, and December 29, 2012:

	U.S. Plans			Non-U.S. Plans
	For the Years Ended			For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Service cost	$84	$100	$32	$14	$21	$12
Interest cost	287	287	70	55	55	32
Expected return on plan assets	(325)	(315)	(105)	(60)	(57)	(43)
Actuarial losses / (gains)	783	(1,154)	(41)	12	(128)	28
Amortization of prior service costs	5	4	1	—	—	—
Settlements	2	69	—	—	—	—
Curtailments	3	(3)	—	—	(9)	—
Special termination benefits	—	61	—	—	1	—
Net pension cost / (benefit)	$839	$(951)	$(43)	$21	$(117)	$29
We remeasure all of our postemployment benefit plans at least annually at the end of our fiscal year. We define the costs or benefits resulting from the change in discount rates, the difference between our estimated and actual return on plan assets, and other assumption changes driven by changes in the law or other external factors as market-based impacts from postemployment benefit plans. Market-based impacts are included in actuarial losses / (gains) and in settlements in the table above. We disclose market-based impacts separately in order to provide additional transparency of our operating results.
The remeasurement as of December 27, 2014, resulted in an aggregate expense from market-based impacts of $784 million primarily driven by a 75 basis point weighted average decrease in the discount rate and a $429 million impact from the adoption of the new Society of Actuaries RP-2014 mortality tables, partially offset by excess asset returns. We recorded $477 million of the expense from market-based impacts in cost of sales and $307 million in selling, general and administrative expenses in accordance with our policy for allocating employee costs.

The remeasurement as of December 28, 2013, resulted in an aggregate benefit from market-based impacts of $1,268 million primarily driven by an 80 basis point weighted average increase in the discount rate and excess asset returns. We recorded $707 million of the benefit from market-based impacts in cost of sales and $561 million in selling, general and administrative expenses. The annual remeasurement resulted in a benefit from market-based impacts of $29 million as of December 29, 2012.
In addition, as a result of the December 28, 2013 remeasurement, we capitalized an aggregate benefit of $34 million from market-based impacts related to our pension plans into inventory consistent with our capitalization policy. During 2014, the entire benefit previously capitalized was recognized in cost of sales. At December 27, 2014, we capitalized an aggregate expense of $41 million from market-based impacts into inventory.
Net pension costs included settlement losses of $69 million in 2013 related to retiring employees who elected lump-sum payments. Net pension costs also included special termination benefits associated with our voluntary early retirement program of $62 million in 2013, which were included in our Restructuring Program.
As of December 27, 2014, we expected to amortize an estimated $7 million of prior service costs from accumulated other comprehensive earnings / (losses) into net periodic pension cost for the combined U.S. and non-U.S. pension plans during 2015.
We used the following weighted average assumptions to determine our net pension cost for the years ended December 27, 2014, December 28, 2013, and December 29, 2012:

	U.S. Plans			Non-U.S. Plans
	December 27, 2014	December 28, 2013	December 29, 2012	December 27, 2014	December 28, 2013	December 29, 2012
Discount rate	4.86%	4.34%	3.85%	4.56%	4.00%	4.03%
Expected rate of return on plan assets	5.75%	5.75%	8.00%	5.00%	5.00%	7.04%
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	3.00%	3.00%
Year-end discount rates for our U.S. and non-U.S. plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current and future asset allocation, and estimates of future long-term returns by asset class.
Plan Assets:
The fair value of pension plan assets at December 27, 2014 was determined using the following fair value measurements:

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Non-U.S. equity securities	$544	$526	$18	$—
Pooled funds equity securities	2,694	6	2,688	—
Total equity securities	3,238	532	2,706	—
Government bonds	776	625	151	—
Pooled funds fixed-income securities	876	—	876	—
Corporate bonds and other fixed-income securities	2,061	—	2,061	—
Total fixed-income securities	3,713	625	3,088	—
Real estate	235	—	—	235
Certain insurance contracts	53	—	—	53
Other	7	7	—	—
Total	$7,246	$1,164	$5,794	$288

The fair value of pension plan assets at December 28, 2013 was determined using the following fair value measurements:

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Non-U.S. equity securities	$645	$645	$—	$—
Pooled funds equity securities	3,123	6	3,117	—
Total equity securities	3,768	651	3,117	—
Government bonds	719	621	98	—
Pooled funds fixed-income securities	642	—	642	—
Corporate bonds and other fixed-income securities	1,566	1	1,565	—
Total fixed-income securities	2,927	622	2,305	—
Real estate	214	—	—	214
Certain insurance contracts	57	—	—	57
Other	8	8	—	—
Total	$6,974	$1,281	$5,422	$271
Fair value measurements:

•	Level 1 – includes primarily non-U.S. equity securities and certain government bonds valued using quoted prices in active markets.

•
Level 2 – includes primarily pooled funds valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. Level 2 plan assets also include corporate bonds and other fixed-income securities, valued using independent observable market inputs, such as matrix pricing, yield curves, and indices.

•
Level 3 – includes primarily real estate and certain insurance contracts valued using unobservable inputs that reflect the plans’ assumptions that market participants would use in pricing the assets, based on the best information available. Fair value estimates for real estate investments are calculated using the present value of future cash flows expected to be received from the investments, based on valuation methodologies such as appraisals, local market conditions, and current and projected operating performance. Fair value estimates for certain insurance contracts are reported at contract value.

Changes in our Level 3 plan assets, which are recorded in operations, for the year ended December 27, 2014 included:

Asset Category	December 28, 2013 Balance	Net Realized and Unrealized Gains/(Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	December 27, 2014 Balance
	(in millions)
Real estate	$214	$22	$(1)	$—	$235
Certain insurance contracts	57	1	(5)	—	53
Total Level 3 investments	$271	$23	$(6)	$—	$288

Changes in our Level 3 plan assets, which are recorded in operations, for the year ended December 28, 2013 included:

Asset Category	December 29, 2012 Balance	Net Realized and Unrealized Gains/(Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	December 28, 2013 Balance
	(in millions)
Corporate bonds and other fixed-income securities	$7	$—	$(2)	$(5)	$—
Real estate	186	27	1	—	214
Certain insurance contracts	66	4	(13)	—	57
Total Level 3 investments	$259	$31	$(14)	$(5)	$271
The percentage of fair value of pension plan assets at December 27, 2014 and December 28, 2013 was:

	U.S. Plans		Non-U.S. Plans
Asset Category	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Equity securities	44%	52%	48%	61%
Fixed-income securities	51%	43%	51%	38%
Real estate	4%	4%	—%	—%
Certain insurance contracts and other	1%	1%	1%	1%
Total	100%	100%	100%	100%
During 2013, we began a new liability-driven investment strategy for pension assets. This strategy, which will be phased in over time, better aligns our pension assets with the projected benefit obligation to reduce volatility by targeting an investment of approximately 80% of our U.S. plan assets in fixed-income securities and approximately 20% in equity securities. The strategy uses actively managed and indexed U.S. investment grade fixed-income securities (which constitute 97% or more of fixed-income securities) with lesser allocations to high yield fixed-income securities, indexed U.S. equity securities, and actively managed and indexed international equity securities.
For pension plans outside the U.S., the investment strategy is subject to local regulations and the asset / liability profiles of the plans in each individual country. In aggregate, the long-term asset allocation targets of our non-U.S. plans are broadly characterized as a mix of 70% fixed-income securities and 30% equity securities.
We attempt to maintain our target asset allocation by rebalancing between asset classes as we make contributions and monthly benefit payments.
Employer Contributions:
We estimate that 2015 pension contributions will be approximately $170 million to our U.S. plans and approximately $25 million to our non-U.S. plans. Our actual contributions may differ due to many factors, including changes in tax, employee benefit, or other laws, tax deductibility, significant differences between expected and actual pension asset performance or interest rates, or other factors. In 2014, we contributed $145 million to our U.S. pension plans and $12 million to our non-U.S. pension plans. In addition, employees contributed $4 million in 2014 to our non-U.S. plans and $5 million in 2013.
Future Benefit Payments:
The estimated future benefit payments from our pension plans at December 27, 2014 were:

	U.S. Plans	Non-U.S. Plans
	(in millions)
2015	$401	$66
2016	407	66
2017	418	66
2018	426	66
2019	434	67
2020-2024	2,268	355

Other Costs:
We sponsor and contribute to employee savings plans that cover eligible salaried, non-union, and union employees. Our contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $70 million in 2014, $61 million in 2013, and $12 million in 2012 subsequent to the Spin-Off.
Postretirement Benefit Plans
Obligations:
Our postretirement health care plans are not funded. The changes in and the amount of the accrued benefit obligations at December 27, 2014 and December 28, 2013 were:

	December 27, 2014	December 28, 2013
	(in millions)
Accrued benefit obligations at beginning of year	$3,277	$3,738
Service cost	26	35
Interest cost	148	143
Benefits paid	(190)	(188)
Actuarial losses / (gains)	418	(403)
Plan amendments	(75)	(40)
Currency	(14)	(14)
Special termination benefits	—	6
Other	1	—
Accrued benefit obligations at end of year	$3,591	$3,277
We used the following weighted average assumptions to determine our postretirement benefit obligations at December 27, 2014 and December 28, 2013:

	December 27, 2014	December 28, 2013
Discount rate	4.08%	4.69%
Health care cost trend rate assumed for next year	6.91%	7.28%
Ultimate trend rate	5.00%	5.03%
Year that the rate reaches the ultimate trend rate	2023	2023
Year-end discount rates for our U.S. and non-U.S. plans were developed from a model portfolio of high-quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Our expected health care cost trend rate is based on historical costs.
Assumed health care cost trend rates have a significant impact on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 27, 2014:

	One-Percentage-Point
	Increase	Decrease
	(in millions)
Effect on annual service and interest cost	$25	$(20)
Effect on postretirement benefit obligation	433	(355)

Components of Net Postretirement Health Care Cost / (Benefit):
Net postretirement health care cost / (benefit) consisted of the following for the years ended December 27, 2014, December 28, 2013, and December 29, 2012:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Service cost	$26	$35	$8
Interest cost	148	143	32
Actuarial losses / (gains)	370	(376)	188
Amortization of prior service credits	(28)	(26)	(7)
Special termination benefits	—	5	—
Net postretirement health care cost / (benefit)	$516	$(219)	$221
As a result of the 2014 annual remeasurement of our postretirement health care plans, we recorded an expense from market-based impacts of $556 million as of December 27, 2014, primarily driven by a 60 basis point weighted average decrease in the discount rate and a $328 million impact from the adoption of the new Society of Actuaries RP-2014 mortality tables. We recorded $424 million of the expense from market-based impacts in cost of sales and $132 million in selling, general and administrative expenses in accordance with our policy for allocating employee costs. Market-based impacts are included in actuarial losses / (gains) in the table above.
As a result of the 2013 annual remeasurement of our postretirement health care plans, we recorded a benefit from market-based impacts of $292 million as of December 28, 2013, primarily driven by an 80 basis point weighted average increase in the discount rate. We recorded expense from market-based impacts of $250 million as of December 29, 2012.
In addition, as a result of the 2013 annual remeasurement, we recorded a benefit from market-based impacts of $15 million into inventory as of December 28, 2013 consistent with our capitalization policy. During 2014, the entire benefit previously capitalized was recognized in cost of sales. At December 27, 2014, we capitalized an aggregate expense of $36 million from market-based impacts into inventory.
The special termination benefits were associated with our voluntary early retirement program in 2013.
As of December 27, 2014, we expected to amortize an estimated $33 million of prior service credits from accumulated other comprehensive earnings / (losses) into net postretirement health care costs during 2015.
We used the following weighted average assumptions to determine our net postretirement health care cost for the years ended December 27, 2014, December 28, 2013, and December 29, 2012:

	December 27, 2014	December 28, 2013	December 29, 2012
Discount rate	4.69%	3.89%	3.61%
Health care cost trend rate	7.28%	7.53%	7.06%
Future Benefit Payments:
Our estimated future benefit payments for our postretirement health care plans at December 27, 2014 were:

(in millions)
2015	$196
2016	196
2017	198
2018	199
2019	201
2020-2024	1,019

Other Postemployment Benefit Plans
Obligations:
Our other postemployment plans are generally not funded. The changes in and the amount of the accrued benefit obligation at December 27, 2014 and December 28, 2013 were:

	December 27, 2014	December 28, 2013
	(in millions)
Accrued benefit obligation at beginning of year	$55	$63
Service cost	2	2
Interest cost	2	2
Benefits paid	(10)	(6)
Actuarial losses / (gains)	19	(2)
Other	(4)	(4)
Accrued benefit obligation at end of year	$64	$55
We used the following weighted average assumptions to determine our other postemployment benefit obligations at December 27, 2014 and December 28, 2013:

	December 27, 2014	December 28, 2013
Discount rate	2.86%	3.10%
Assumed ultimate annual turnover rate	0.50%	0.50%
Rate of compensation increase	4.00%	4.00%
Other postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.
Components of Net Other Postemployment Cost:
Net other postemployment cost consisted of the following for the years ended December 27, 2014, December 28, 2013, and December 29, 2012:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012

Service cost	$2	$2	$4
Interest cost	2	2	2
Actuarial losses / (gains)	14	(2)	1
Other	5	(1)	—
Net other postemployment cost	$23	$1	$7
As of December 27, 2014, we did not expect to amortize any prior service costs / (credits) for the other postemployment benefit plans from accumulated other comprehensive earnings / (losses) into net postemployment costs during 2015.
Our Participation in Mondelēz International’s Pension and Other Postemployment Benefit Plans and the Spin-Off Impact
Prior to the Spin-off, Mondelēz International provided defined benefit pension, postretirement health care, defined contribution, and multiemployer pension and medical benefits to our eligible employees and retirees. As such, we applied the multiemployer plan accounting approach and these liabilities were not reflected in our consolidated balance sheets. We provided pension coverage for certain employees of our Canadian operations through separate plans and certain pension and postemployment benefits of our Canadian operations, which were included in our financial statements prior to the Spin-Off. As part of the Spin-Off, the plans were split and we assumed the obligations previously provided by Mondelēz International. Accordingly, Mondelēz International transferred to us the plan assets and liabilities associated with our active, retired, and other former employees, including liabilities for most of the retired North American Mondelēz International employees. We assumed net benefit plan liabilities of $5.5 billion from Mondelēz International, which was in addition to the $0.1 billion of net benefit plan liabilities we had previously reported in our historical financial statements, for a total liability of $5.6 billion on October 1, 2012.
Total Mondelēz International benefit plan costs allocated to us were $491 million in the first nine months of 2012 prior to the Spin-Off. The expense allocations for these benefits were determined based on a review of personnel by business unit and based on allocations of corporate or other shared functional personnel. These allocated costs are reflected in our cost of sales and selling, general and administrative expenses. These costs were funded through intercompany transactions with Mondelēz International and were reflected within the parent company investment equity balance. Our allocated expenses in connection with the pension plans were $283 million in 2012. Our allocated expenses in connection with the postretirement plans were $142 million in 2012.
Note 10.  Financial Instruments
Fair Value of Derivative Instruments:
The fair values and the levels within the fair value hierarchy of derivative instruments recorded on the consolidated balance sheets at December 27, 2014 and December 28, 2013 were:

	December 27, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$2	$5	$—	$—	$—	$—	$2	$5
Foreign exchange contracts	—	—	80	—	—	—	80	—
Derivatives not designated as hedging instruments:
Commodity contracts	46	99	—	4	—	—	46	103
Total fair value	$48	$104	$80	$4	$—	$—	$128	$108

	December 28, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$5	$4	$—	$—	$—	$—	$5	$4
Foreign exchange contracts	—	—	48	—	—	—	48	—
Derivatives not designated as hedging instruments:
Commodity contracts	39	20	1	1	—	—	40	21
Total fair value	$44	$24	$49	$1	$—	$—	$93	$25

The fair values of our asset derivatives are recorded within other current assets and other assets. The fair values of our liability derivatives are recorded within other current liabilities.
Level 1 financial assets and liabilities consist of commodity futures and options contracts and are valued using quoted prices in active markets for identical assets and liabilities.

Level 2 financial assets and liabilities consist of commodity forwards and foreign exchange forwards. Commodity forwards are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign exchange forwards are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.
Derivative Volume:
The net notional values of our derivative instruments at December 27, 2014 and December 28, 2013 were:

	Notional Amount
	December 27, 2014	December 28, 2013
	(in millions)
Commodity contracts	$1,543	$1,349
Foreign exchange contracts	1,074	901
Cash Flow Hedges:
Cash flow hedge activity, net of income taxes, within accumulated other comprehensive losses included:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Accumulated other comprehensive losses at beginning of period	$(129)	$(152)	$(18)
Unrealized gains / (losses):
Commodity contracts	18	(16)	(57)
Foreign exchange contracts	38	36	(5)
Interest rate contracts	—	—	(137)
	56	20	(199)
Transfer of realized (gains) / losses to earnings:
Commodity contracts	(18)	26	49
Foreign exchange contracts	(41)	(31)	1
Interest rate contracts	7	8	19
	(52)	3	69
Transfer of realized losses from Mondelēz International	—	—	(4)
Accumulated other comprehensive losses at end of period	$(125)	$(129)	$(152)
The gains / (losses) on ineffectiveness recognized in pre-tax earnings were:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Commodity contracts	$1	$—	$(4)
Interest rate contracts	—	—	(23)
Total	$1	$—	$(27)
We record the pre-tax gain or loss reclassified from accumulated other comprehensive losses and the gain or loss on ineffectiveness in:

•	cost of sales for commodity contracts;

•	cost of sales for foreign exchange contracts related to forecasted transactions; and

•	interest and other expense, net for foreign exchange contracts related to intercompany loans and interest rate contracts.

Based on our valuation at December 27, 2014, we would expect to transfer unrealized losses of $4 million (net of taxes) for commodity cash flow hedges, unrealized gains of $17 million (net of taxes) for foreign currency cash flow hedges, and unrealized losses of $8 million (net of taxes) for interest rate cash flow hedges to earnings during the next 12 months.
Hedge Coverage:
At December 27, 2014, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next two years;

•	foreign currency transactions for periods not exceeding the next four years; and

•	interest rate transactions for periods not exceeding the next 28 years.
Economic Hedges:
Gains recorded in pre-tax earnings for economic hedges that are not designated as hedging instruments included:

	For the Years Ended			Location of (Losses) / Gains Recognized Earnings
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Commodity contracts	$26	$14	$36	Cost of sales
Foreign exchange contracts	2	—	—	Selling, general and administrative expenses
	$28	$14	$36
Note 11.  Commitments and Contingencies
Legal Proceedings:
We are routinely involved in legal proceedings, claims, and governmental inquiries, inspections or investigations (“Legal Matters”) arising in the ordinary course of our business.
We have been advised by the staff of the Commodity Futures Trading Commission (“CFTC”) that they are investigating activities related to the trading of December 2011 wheat futures contracts. These activities arose prior to the Spin-Off and involve the business now owned and operated by Mondelēz International or its affiliates. We are cooperating with the staff in its investigation. In October 2014, the staff advised us that the CFTC intends to commence a formal action. We and Mondelēz International continue to seek resolution of this matter. Our Separation and Distribution Agreement with Mondelēz International dated as of September 27, 2012, governs the allocation between Mondelēz International and us and, accordingly, Mondelēz International will predominantly bear the costs of this matter and any monetary penalties or other payments that the CFTC may impose. We do not expect this matter to have a material adverse effect on our financial condition or results of operations.
While we cannot predict with certainty the results of Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve any of the Legal Matters that are currently pending will have a material adverse effect on our financial condition or results of operations.
Third-Party Guarantees:
We have third-party guarantees primarily covering long-term obligations related to leased properties. The carrying amounts of our third-party guarantees was $22 million at December 27, 2014 and $24 million at December 28, 2013. The maximum potential payment under these guarantees was $42 million at December 27, 2014 and $53 million at December 28, 2013. Substantially all of these guarantees expire at various times through 2027.

Leases:
Rental expenses were $148 million in 2014, $176 million in 2013, and $150 million in 2012. As of December 27, 2014, minimum rental commitments under non-cancelable operating leases in effect at year-end were (in millions):

2015	$106
2016	85
2017	62
2018	49
2019	41
Thereafter	84
Total	$427
Note 12.  Income Taxes
Earnings before income taxes and the provision for income taxes consisted of the following:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Earnings before income taxes:
United States	$1,117	$3,596	$2,156
Outside United States	289	494	297
Total	$1,406	$4,090	$2,453

Provision for income taxes:
United States federal:
Current	$678	$591	$209
Deferred	(336)	566	424
	342	1,157	633
State and local:
Current	(34)	34	54
Deferred	(26)	61	43
	(60)	95	97
Total United States	282	1,252	730
Outside United States:
Current	80	42	78
Deferred	1	81	3
Total outside United States	81	123	81
Total provision for income taxes	$363	$1,375	$811

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons :

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase / (decrease) resulting from:
U.S. state and local income taxes, net of federal tax benefit	0.2%	1.7%	2.3%
Domestic manufacturing deduction	(4.6)%	(1.2)%	(2.7)%
Foreign rate differences	(2.2)%	(1.1)%	(1.1)%
Changes in uncertain tax positions	(0.9)%	0.2%	(0.8)%
Other	(1.7)%	(1.0)%	0.4%
Effective tax rate	25.8%	33.6%	33.1%
Our 2014 effective tax rate was favorably impacted by $64 million of domestic manufacturing deductions, favorable tax rates in foreign jurisdictions, most significantly Canada, changes in uncertain tax positions and the net impact of other discrete tax items.
Our 2013 effective tax rate was favorably impacted by $49 million of domestic manufacturing deductions, favorable tax rates in foreign jurisdictions, most significantly Canada, and the net impact of other discrete tax items. This favorability was partially offset by $68 million of state and local taxes.
Our 2012 effective tax rate was favorably impacted by $66 million of domestic manufacturing deductions, favorable tax rates in foreign jurisdictions, most significantly Canada, and changes in uncertain tax positions. This favorability was partially offset by $56 million of state and local taxes.
The calculation of the percentage point impact of domestic manufacturing deductions, uncertain tax positions and other discrete items on the effective tax rate was affected by earnings before income taxes. Fluctuations in earnings could impact comparability of reconciling items between periods.
Our unrecognized tax benefits of $256 million at December 27, 2014 are included in other current liabilities and other liabilities. If we had recognized all of these benefits, the net impact on our income tax provision would have been $167 million. Of the net unrecognized tax benefits, approximately $100 million to $140 million are expected to be resolved within the next 12 months.
The changes in our unrecognized tax benefits were:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Beginning of year	$259	$258	$371
Increases from prior period tax positions	26	2	11
Decreases from prior period tax positions	(74)	(5)	(90)
Decreases from statute of limitations expirations	(14)	(28)	—
Increases from current period tax positions	67	39	16
Net transfers to Mondelēz International	—	—	(9)
Decreases relating to settlements with taxing authorities	(3)	(3)	(33)
Currency and other	(5)	(4)	(8)
End of year	$256	$259	$258
We include accrued interest and penalties related to uncertain tax positions in our tax provision. Our provision for income taxes included a benefit of $30 million in 2014, expense of $13 million in 2013, and expense of $18 million in 2012 for interest and penalties. Accrued interest and penalties were $41 million as of December 27, 2014, and $74 million as of December 28, 2013.

We have entered into a tax sharing agreement with Mondelēz International, which provides that for periods prior to October 1, 2012, Mondelēz International is liable for and will indemnify us against all U.S. federal income taxes and substantially all foreign income taxes, excluding Canadian income taxes; and that we are liable for and will indemnify Mondelēz International against U.S. state income taxes and Canadian federal and provincial income taxes.
Our U.S. operations were included in Mondelēz International’s U.S. federal consolidated income tax returns for tax periods through October 1, 2012. In August 2014, Mondelēz International reached a final resolution on a U.S. federal income tax audit of the 2007-2009 tax years. The U.S. federal statute of limitations remains open for tax year 2010 and forward, and federal income tax returns for 2010-2012 are currently under examination. As noted above we are indemnified for U.S. federal income taxes related to these periods.
We are regularly examined by federal, state and foreign authorities. We are currently under income tax examinations by the IRS for the post Spin-Off period 2012-2014. Our income tax filings are also currently under examination by tax authorities in various U.S. state and foreign jurisdictions. U.S. state and local and foreign jurisdictions have statutes of limitations generally ranging from three to five years unless we agree to an extension. In Canada, our only significant foreign jurisdiction, the earliest open tax year is 2007.
At December 27, 2014, we had outside tax basis in excess of book basis in certain foreign subsidiaries in which earnings are indefinitely reinvested. As of that date, applicable U.S. federal income taxes and foreign withholding taxes had not been provided on approximately $578 million of unremitted earnings of such foreign subsidiaries. If such earnings were to be remitted, our incremental tax cost would be approximately $118 million.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 27, 2014 and December 28, 2013:

	December 27, 2014	December 28, 2013
	(in millions)
Deferred income tax assets:
Pension benefits	$407	$104
Postretirement benefits	1,355	1,238
Other employee benefits	113	122
Other	471	497
Total deferred income tax assets	2,346	1,961
Valuation allowance	(20)	(3)
Net deferred income tax assets	$2,326	$1,958
Deferred income tax liabilities:
Trade names	$(828)	$(828)
Property, plant and equipment	(979)	(949)
Debt exchange	(350)	(384)
Other	(66)	(65)
Total deferred income tax liabilities	(2,223)	(2,226)
Net deferred income tax assets / (liabilities)	$103	$(268)
Note 13.  Accumulated Other Comprehensive Losses
Total accumulated other comprehensive losses consists of net earnings / (losses) and other changes in business equity from sources other than shareholders. It includes foreign currency translation gains and losses, postemployment benefit plan adjustments, and unrealized gains and losses from derivative instruments designated as cash flow hedges.

The components of, and changes in, accumulated other comprehensive losses were as follows (net of tax):

	Foreign Currency Adjustments	Postemployment Benefit Plan Adjustments	Derivative Hedging Adjustments	Total Accumulated Other Comprehensive Losses
	(in millions)
Balance at December 29, 2012	$(359)	$51	$(152)	$(460)
Other comprehensive (losses) / gains before reclassifications	(68)	19	20	(29)
Amounts reclassified from accumulated other comprehensive losses	—	(13)	3	(10)
Net current-period other comprehensive (losses) / earnings	(68)	6	23	(39)
Balance at December 28, 2013	$(427)	$57	$(129)	$(499)
Other comprehensive (losses) / gains before reclassifications	(91)	36	56	1
Amounts reclassified from accumulated other comprehensive losses	—	(12)	(52)	(64)
Net current-period other comprehensive (losses) / earnings	(91)	24	4	(63)
Balance at December 27, 2014	$(518)	$81	$(125)	$(562)
Amounts reclassified from accumulated other comprehensive losses in the years ended December 27, 2014 and December 28, 2013 were as follows:

	Amount Reclassified from Accumulated Other Comprehensive Losses
	For the Years Ended
Details about Accumulated Other Comprehensive Losses Components	December 27, 2014	December 28, 2013	Affected Line Item in the Statement Where Net Income is Presented
	(in millions)
Derivative hedging (gains) / losses
Commodity contracts	$(30)	$42	Cost of sales
Foreign exchange contracts	(17)	(11)	Cost of sales
Foreign exchange contracts	(50)	(39)	Interest and other expense, net
Interest rate contracts	13	12	Interest and other expense, net
Total before tax	(84)	4	Earnings before income taxes
Tax benefit / (expense)	32	(1)	Provision for income taxes
Net of tax	$(52)	$3	Net earnings

Postemployment benefit plan adjustments
Amortization of prior service credits	$(23)	$(22)	(1)
Curtailments	3	—	(1)
Total before tax	(20)	(22)	Earnings before income taxes
Tax benefit	8	9	Provision for income taxes
Net of tax	$(12)	$(13)	Net earnings

(1)
These accumulated other comprehensive losses components are included in the computation of net periodic pension and postretirement health care costs. See Note 9, Postemployment Benefit Plans, for additional information.

Note 14.  Earnings Per Share (“EPS”)
We grant shares of restricted stock and RSUs that are considered to be participating securities. Due to the presence of participating securities, we have calculated our EPS using the two-class method.

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions, except per share data)
Basic EPS:
Net earnings	$1,043	$2,715	$1,642
Earnings allocated to participating securities	5	12	5
Earnings available to common shareholders - basic	$1,038	$2,703	$1,637
Weighted average shares of common stock outstanding	593	594	591
Net earnings per share	$1.75	$4.55	$2.77
Diluted EPS:
Net earnings	$1,043	$2,715	$1,642
Earnings allocated to participating securities	5	12	5
Earnings available to common shareholders - diluted	$1,038	$2,703	$1,637
Weighted average shares of common stock outstanding	593	594	591
Effect of dilutive securities	5	5	5
Weighted average shares of common stock, including dilutive effect	598	599	596
Net earnings per share	$1.74	$4.51	$2.75
We excluded antidilutive stock options and Performance Shares from our calculation of weighted average shares of common stock outstanding for diluted EPS of 2.0 million for the year ended December 27, 2014 and 0.3 million for the year ended December 28, 2013. Antidilutive stock options and Performance Shares were zero for the year ended December 29, 2012.
Note 15.  Segment Reporting
We manufacture and market food and beverage products, including cheese, meats, refreshment beverages, coffee, packaged dinners, refrigerated meals, snack nuts, dressings, and other grocery products, primarily in the United States and Canada. We manage and report our operating results through five reportable segments: Cheese,  Beverages & Snack Nuts, Refrigerated Meals, Meal Solutions, and International. Our remaining businesses, including our U.S. and Canadian Foodservice businesses, are aggregated and disclosed as “Other Businesses”.
Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes the following items for each of the periods presented:

•
Market-based impacts and certain other components of our postemployment benefit plans (which are components of cost of sales and selling, general and administrative expenses) because we centrally manage postemployment benefit plan funding decisions and the determination of discount rates, expected rate of return on plan assets, and other actuarial assumptions.

•
Unrealized gains and losses on hedging activities (which are a component of cost of sales) in order to provide better transparency of our segment operating results. Unrealized gains and losses on hedging activities, which includes unrealized gains and losses on our derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our derivatives designated as hedging instruments, are recorded in Corporate until realized. Once realized, the gains and losses are recorded within the applicable segment operating results.

•
Certain general corporate expenses (which are a component of selling, general and administrative expenses) and cost savings initiatives expenses (which are components of asset impairment and exit costs, cost of sales, and selling, general and administrative expenses).

Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measures that management reviews.
Management does not use assets by segment to evaluate performance or allocate resources and therefore, we do not calculate or disclose assets by segment.
Our segment net revenues and earnings consisted of:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Net revenues:
Cheese	$4,066	$3,925	$3,829
Beverages & Snack Nuts	3,628	3,664	3,711
Refrigerated Meals	3,433	3,334	3,280
Meal Solutions	3,216	3,423	3,538
International	2,304	2,372	2,318
Other Businesses	1,558	1,500	1,595
Net revenues	$18,205	$18,218	$18,271

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Earnings before income taxes:
Operating income:
Cheese	$675	$721	$716
Beverages & Snack Nuts	545	504	416
Refrigerated Meals	409	364	409
Meal Solutions	1,073	1,130	1,259
International	451	463	371
Other Businesses	188	172	143
Market-based impacts to postemployment benefit plans	(1,341)	1,561	(223)
Certain other postemployment benefit plan income / (expense)	164	61	(82)
Unrealized (losses) / gains on hedging activities	(79)	21	13
General corporate expenses	(88)	(116)	(49)
Cost savings initiatives expenses	(107)	(290)	(303)
Operating income	1,890	4,591	2,670
Interest and other expense, net	(484)	(501)	(258)
Royalty income from Mondelēz International	—	—	41
Earnings before income taxes	$1,406	$4,090	$2,453

Depreciation expense and capital expenditures by segment were:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Depreciation Expense:
Cheese	$57	$92	$119
Beverages & Snack Nuts	85	82	81
Refrigerated Meals	87	84	76
Meal Solutions	85	64	85
International	37	38	31
Other Businesses	33	33	36
Total depreciation expense	$384	$393	$428

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Capital expenditures:
Cheese	$152	$150	$84
Beverages & Snack Nuts	136	171	146
Refrigerated Meals	110	80	83
Meal Solutions	66	76	83
International	53	60	33
Other Businesses	18	20	11
Total capital expenditures	$535	$557	$440
Concentration of risk:
Our largest customer, Wal-Mart Stores, Inc., accounted for approximately 26% of net revenues in 2014 and in 2013, and 25% in 2012.
Geographic data for net revenues and long-lived assets were:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Net revenues:
United States	$15,753	$15,676	$15,752
Canada	2,177	2,302	2,306
Exports	275	240	213
Total net revenues	$18,205	$18,218	$18,271

	December 27, 2014	December 28, 2013
	(in millions)
Long-lived assets:
United States	$16,536	$16,516
Canada	1,620	1,724
Total long-lived assets	$18,156	$18,240

Net revenues by product categories were:

	For the Years Ended
	December 27, 2014	December 28, 2013	December 29, 2012
	(in millions)
Cheese and dairy	$5,954	$5,744	$5,591
Meat and meat alternatives	2,691	2,643	2,659
Meals	2,033	2,047	1,973
Refreshment beverages	1,762	1,817	1,863
Enhancers	1,601	1,705	1,868
Coffee	1,456	1,460	1,450
Desserts, toppings and baking	1,042	1,142	1,213
Nuts and salted snacks	1,036	997	986
Other	630	663	668
Total net revenues	$18,205	$18,218	$18,271
Note 16. Quarterly Financial Data (Unaudited)

	2014 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)
Net revenues	$4,362	$4,747	$4,400	$4,696
Gross profit	$1,560	$1,521	$1,292	$472
Net earnings / (loss)	$513	$482	$446	$(398)
Per share data:
Basic earnings / (loss) per share	$0.86	$0.81	$0.75	$(0.68)
Diluted earnings / (loss) per share	$0.85	$0.80	$0.74	$(0.68)
Dividends declared	$0.525	$0.525	$—	$1.10
Market price – high	$56.56	$60.60	$61.10	$64.47
– low	$50.54	$55.47	$53.33	$53.63

	2013 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)
Net revenues	$4,513	$4,716	$4,394	$4,595
Gross profit	$1,470	$1,936	$1,486	$1,932
Net earnings	$456	$829	$500	$931
Per share data:
Basic earnings per share	$0.77	$1.39	$0.84	$1.56
Diluted earnings per share	$0.76	$1.38	$0.83	$1.54
Dividends declared	$0.50	$0.50	$—	$1.05
Market price – high	$52.29	$57.84	$58.76	$55.93
– low	$44.16	$49.79	$51.20	$51.72
Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not equal the total for the year.

Note 17. Supplemental Financial Information
On July 2, 2015, we were acquired by H.J. Heinz Holding Corporation (“Heinz”). At the closing of the acquisition, Heinz was renamed The Kraft Heinz Company (“Kraft Heinz”). In connection with the acquisition, the legacy Kraft Foods Group, Inc. (the “Parent Issuer”) entity was merged with and into the legal entity Kraft Heinz Foods Company (“KHFC”). Kraft Heinz fully and unconditionally guarantees the notes of its 100% owned subsidiary, KHFC. The subsidiary entities of the Parent Issuer do not guarantee the debt of KHFC. Supplemental condensed consolidating financial information is presented below showing the Parent Issuer separate from non-guarantor subsidiaries in accordance with the requirements of Rule 3-10(g) of Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the Parent Issuer or the non-guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Kraft Foods Group, Inc.
Condensed Consolidating Statements of Earnings
For the Year Ended December 27, 2014
(in millions of U.S. dollars)

	Parent Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$14,246	$4,304	$(345)	$18,205
Cost of sales	10,435	3,270	(345)	13,360
Gross profit	3,811	1,034	—	4,845
Selling, general and administrative expenses	1,143	1,813	—	2,956
Intercompany service fees and other recharges	3,185	(3,185)	—	—
Asset impairment and exit costs	(1)	—	—	(1)
Operating (loss)/income	(516)	2,406	—	1,890
Interest and other expense, net	(477)	(7)	—	(484)
(Loss)/earnings before income taxes	(993)	2,399	—	1,406
(Benefit from)/provision for income taxes	(459)	822	—	363
Equity in earnings of subsidiaries	1,577	—	(1,577)	—
Net earnings	$1,043	$1,577	$(1,577)	$1,043

Comprehensive earnings	$980	$1,487	$(1,487)	$980

Kraft Foods Group, Inc.
Condensed Consolidating Balance Sheets
As of December 27, 2014
(in millions of U.S. dollars)

	Parent Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$1,084	$209	$—	$1,293
Receivables	764	316	—	1,080
Receivables due from affiliates	1,427	—	(1,427)	—
Inventories	1,439	336	—	1,775
Deferred income taxes	355	29	—	384
Other current assets	222	37	—	259
Total current assets	5,291	927	(1,427)	4,791
Property, plant and equipment, net	3,488	704	—	4,192
Goodwill	—	11,404	—	11,404
Investments in subsidiaries	10,975	—	(10,975)	—
Intangible assets, net	5	2,229	—	2,234
Long-term lending due from affiliates	1,573	—	(1,573)	—
Other assets	174	152	—	326
TOTAL ASSETS	$21,506	$15,416	$(13,975)	$22,947
LIABILITIES
Current portion of long-term debt	$1,405	$—	$—	$1,405
Accounts payable	1,213	324	—	1,537
Payables due to affiliates	—	1,427	(1,427)	—
Accrued marketing	292	219	—	511
Accrued employment costs	131	32	—	163
Dividends payable	324	—	—	324
Accrued postretirement health care costs	184	8	—	192
Other current liabilities	407	234	—	641
Total current liabilities	3,956	2,244	(1,427)	4,773
Long-term debt	8,626	1	—	8,627
Long-term borrowings due to affiliates	—	1,573	(1,573)	—
Deferred income taxes	—	340	—	340
Accrued pension costs	1,008	97	—	1,105
Accrued postretirement health care costs	3,231	168	—	3,399
Other liabilities	320	18	—	338
TOTAL LIABILITIES	17,141	4,441	(3,000)	18,582
Total equity	4,365	10,975	(10,975)	4,365
TOTAL LIABILITIES AND EQUITY	$21,506	$15,416	$(13,975)	$22,947

Kraft Foods Group, Inc.
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 27, 2014
(in millions of U.S. dollars)

	Parent Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH PROVIDED BY OPERATING ACTIVITIES
Net cash provided by operating activities	$1,641	$389	$(10)	$2,020
CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES
Capital expenditures	(466)	(69)	—	(535)
Net proceeds from intercompany lending activities	199	—	(199)	—
Proceeds from sale of property, plant and equipment	2	—	—	2
Other investing activities	(2)	—	—	(2)
Net cash used in investing activities	(267)	(69)	(199)	(535)
CASH (USED IN) / PROVIDED BY FINANCING ACTIVITIES
Net payments on intercompany borrowing activities	—	(199)	199	—
Dividends paid	(1,266)	(10)	10	(1,266)
Repurchase of common stock under share repurchase program	(740)	—	—	(740)
Proceeds from stock option exercises	115	—	—	115
Other financing activities	25	—	—	25
Net cash used in financing activities	(1,866)	(209)	209	(1,866)
Effect of exchange rate changes on cash and cash equivalents	—	(12)	—	(12)
Cash and cash equivalents:
(Decrease) / increase	(492)	99	—	(393)
Balance at beginning of period	1,576	110	—	1,686
Balance at end of period	$1,084	$209	$—	$1,293

Kraft Foods Group, Inc.
Valuation and Qualifying Accounts
For the Years Ended December 27, 2014, December 28, 2013, and December 29, 2012
(in millions)

Col. A	Col. B	Col. C		Col. D	Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
			(a)	(b)
2014:
Allowances related to accounts receivable	$26	$(2)	$—	$3	$21
Allowance for deferred taxes	3	20	—	3	20
	$29	$18	$—	$6	$41
2013:
Allowances related to accounts receivable	$28	$1	$—	$3	$26
Allowance for deferred taxes	26	—	—	23	3
	$54	$1	$—	$26	$29
2012:
Allowances related to accounts receivable	$23	$9	$—	$4	$28
Allowance for deferred taxes	34	(4)	—	4	26
	$57	$5	$—	$8	$54
Notes:

(a)	Primarily related to divestitures and currency translation.

(b)	Represents charges for which allowances were created.

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